EXHIBIT 4.12

CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH
THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

ASSIGNMENT AGREEMENT

This Assignment Agreement, dated as of the 2 day of July, 2006 , (the “Effective Date”), is entered into by and between BioLineRx Ltd. (“BioLine”), BioLine Innovations Jerusalem, LP (“BIJ”), Bar-Ilan Research and Development Company Ltd. (“BIRAD”) and Ramot at Tel Aviv University Ltd. (“Ramot”, and together with BIRAD, the “Licensors”).

WHEREAS, BioLine and the Licensors entered into that certain Research and License Agreement dated as of April 15, 2004 (the “Research and License Agreement”); and

WHEREAS, BioLine and the Licensors entered into an amendment agreement dated as od December, 2005 (the “First Amendment Agreement”) to amend the Research and License Agreement; and

WHEREAS, BioLine and the Licensors entered into an amendment agreement dated the 7th day of March, 2006 (the “Second Amendment Agreement”) to further amend the Research and License Agreement (the Research and License Agreement as amended by the First Amendment Agreement and the Second Amendment Agreement shall be hereinafter referred to as the “Agreement”); and

WHEREAS, certain Research Results have been generated in the course of performing the Agreement for which patent protection is currently being sought, as more particularly detailed in Exhibit A attached hereto (hereinafter referred to as the “Selected Compounds” ); and

WHEREAS, the Selected Compound forms part of the Licensed Technology licensed to BioLine pursuant to the Agreement; and

WHEREAS, BioLine desires to assign all of its rights and obligations under Agreement with respect to the Selected Compounds  to BIJ according to Section 14.10 of the Agreement; and

WHEREAS, BioLine and the Licensors have agreed to certain additional arrangements in respect of such assignment as set out herein;

NOW, THEREFORE, the parties agree as follows:

1.            Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

2.            The Licensors hereby acknowledge and agree to the assignment of BioLine’s rights and obligations under the Agreement with respect to the Assigned Technology to BIJ effective as of the date hereof.

3.            Without limiting the generality of the foregoing, the parties hereby acknowledge and agree that (i) all rights, title and interest in and to the Selected Compounds shall be retained by the owners thereof as determined in accordance with Section 3 of the Agreement and, following the assignment of BioLine’s rights under the Agreement with respect to the Selected Compounds as contemplated in Section 2 above, the exclusive license granted to BioLine with respect to the Selected Compounds pursuant to the Agreement  shall be assigned to BIJ; and (ii) all rights, title and interest in and to the Development Results shall be owned solely and exclusively by BIJ.  For the purpose hereof, the term “Development Results” shall mean all intellectual property, inventions, conceptions, compositions, materials, methods, processes, data, information, filings, records, results, studies and analyses, and other results and information of any kind relating to the Selected Compounds generated, discovered or acquired solely by employees, subcontractors or consultants of BIJ (other than members of the TAU Team, as defined in the Agreement) in the continued development and commercialization of the Selected Compounds.  For purpose of clarity and without derogating from the generality of the foregoing, procedures and experiments developed by BIJ in the course of such development, including methods of chemical synthesis, drug administration modes, efficacy studies in animal models, formulations, toxicology, safety, pharmacology, stability, clinical studies and production and the results of all the foregoing shall be considered “Development Results”.

4.            BIJ may apply for grants and other funding from the Biotech Incubators Program of the Office of the Chief Scientist of the Israeli Ministry of Industry and Trade (the “OCS”) for the continued development of the Selected Compounds.  If BIJ receives such grants, the development and commercialization of the Selected Compounds will become subject to the applicable laws and regulations governing such grants including, without limitation, the Law for the Encouragement of Industrial Research and Development, 5744-1984 as amended or supplemented from time to time and all regulations promulgated thereunder, the rules and regulations of the OCS and the relevant directives of the Director General of the Ministry of Trade, Industry and Employment (including Directive 8.4), and the rules and regulations of the Incubator Program of the OCS (together, the “Applicable Law”).  Except as set forth in Section 5 below, BIJ alone shall be responsible for meeting the the requirements of the Applicable Law with respect to the Development Results.

5.            In the event the Agreement is terminated for any of the reasons set out in 13.4.3 of the Agreement, BIJ shall transfer and assign to the Licensors all Development Results and all rights, title and interest therein and thereto; subject, however, to any conditions governing such transfer and assignment set out in the Applicable Law (collectively, the “Grant Transfer Conditions”), in which case BIJ will not be required to transfer and assign the Development Results as contemplated above unless and until the Licensors either (i) agree in writing to assume all obligations required by the Grant Transfer Conditions, or (ii) reach another arrangement with the OCS which absolves BioLine and BIJ of any liability to such grantors with respect to the transfer and/or assignment of the Development Results.

6.            Except as otherwise provided herein , the terms of the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Ramot at Tel Aviv University Ltd. By: /s/ Ze’ev Weinfeld, Ph.D. Name: Ze’ev Weinfeld, Ph.D. Title: Executive Vice President, Business Development	BioLineRx Ltd. By: /s/ Yuri Shoshan Name: Yuri Shoshan Title: Vice President, Finance and Corporate Development
Bar-Ilan Research and Development Company Ltd. By: /s/ Gabriel Kenan Name: Gabriel Kenan Title: C.E.O., Bar-Ilan Research & Development Company Ltd	BioLine Innovations Jerusalem, LP By: /s/ Kinneret Savitsky Name: Kinneret Savitsky Title: Director, BioLine Innovations Jerusalem, LP

Exhibit A
Selected Compounds

[***]

[***] Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.